Exhibit 99
MEREDITH CORPORATION
FISCAL 2011 THIRD QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell
Good morning and thanks everyone for joining us. We'll begin the call this morning with comments from our Chairman and Chief Executive Officer, Steve Lacy; and our Chief Financial Officer, Joe Ceryanec. Then we'll turn the call over to questions. Also on the line this morning are Paul Karpowicz, President of our Local Media Group; and Tom Harty, President of our National Media Group.
An archive of today's discussion will be available later this afternoon on our investor website, and a transcript will follow. Let me remind you that our remarks today include forward-looking statements and that actual results may differ from forecasts. Some of the reasons why are described at the end of our press release issued earlier today and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy
Good morning everyone. Earlier today we reported fiscal 2011 third quarter earnings per share of $0.67. While that's down slightly from $0.69 in the year-ago period, it is above the high end of our previously disclosed earnings estimate range for the quarter.
Many of our businesses continued their year-over-year growth in the third quarter:

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Our Local Media Group achieved a 5 percent increase in non-political advertising revenues, on top of a 16 percent gain in the year-ago quarter. That's the sixth consecutive quarter of non-political television advertising revenue growth.

•	Meredith Integrated Marketing also delivered 8 percent growth in revenues; and

•	Our Brand Licensing business grew revenues by 15 percent.

The exception, as previously communicated, was National Media Group print and digital advertising revenue, which was off about 11 percent.
We believe a number of contributing factors resulted in belt-tightening by certain of our major National Media Group advertising clients in the quarter. These included the impact of rapidly rising commodity prices; a response to tepid holiday sales at mid- and value-priced retailers; and a continued weak housing market. This resulted in an industry weakness in categories such as food, prescription and over-the-counter drugs, and home. As a reminder, these are categories where Meredith over-indexes the industry taken as a whole by a 2-to-1 margin.
In addition, we faced difficult comparisons from the prior year period when the National Media Group delivered its strongest advertising revenue performance of the fiscal year.
We are seeing National Media advertising revenue declines moderate to the mid-single digit range as we move into our fiscal fourth quarter. We have, of course, initiated special incentives for our sales teams, and we continue to devote significant resources to developing innovative Meredith 360-degree integrated sales programs.
We continue careful expense management, with total Company operating expenses down 3 percent, and National Media Group operating expenses down 5 percent, in the third quarter. We expect expenses to decline in the fourth quarter of fiscal 2011 as well.
Turning to fiscal 2011 nine-month total company performance, we have achieved earnings growth of nearly 40 percent in that period.
We are trending toward the high end of the earnings expectations we provided back at the start of fiscal 2011, which were $2.40 to $2.75. Today, we believe we'll finish fiscal 2011 in a stronger position and our range is now in the $2.72 to $2.78 range.
The key factors driving this performance included:

•	Five percent growth in total company advertising revenue;

•	A record $34 million in net political advertising generated at the Local Media Group level;

•	Five percent growth in Local Media non-political advertising revenues;

•	Double-digit revenue growth by Meredith Integrated Marketing and Brand Licensing; and

•	A 2 percent reduction in total company operating expenses, and as a reminder that's on top of a 5 percent reduction in the prior-year period.

We continue to take significant steps in fiscal 2011 to advance our digital strategy. We launched Tablet editions of our top brands - including Better Homes and Gardens, Parents and Fitness - on the iPad, Nook or Zinio platforms. We launched mobile sites for Better Homes and Gardens, Parents and Fitness, and introduced innovative mobile apps as well. Additionally, we have implemented several initiatives that are successfully moving more and more consumer marketing transactions online - including subscription acquisition and renewal.

Meanwhile, our Local Media Group has created a number of popular mobile apps that are increasing brand loyalty and generating revenue. Last week, we announced plans to relaunch enhanced station websites by the end of fiscal 2011 that will include additional social media applications.

As I will detail later on the call, all of these digital initiatives are central to our ongoing success at increasing our consumer audience.

Now let's take a closer look at our two major business operations, beginning with our Local Media Group.

OPERATING DETAIL

LOCAL MEDIA GROUP
Fiscal 2011 third quarter Local Media operating profit was $13 million and revenues were $71 million, both increases over the year-ago period. Eight of our 12 television stations grew revenues, led by Kansas City, Portland and Las Vegas.

Our local media business posted its sixth-consecutive quarter of year-over-year growth in non-political advertising revenues. Our non-political advertising revenue growth of 5 percent was certainly better than the industry average, as eight of our 10-largest advertising categories grew revenues. From a category perspective, growth was led by automotive, retail and media. Automotive advertising was up 13 percent, its fifth-straight quarter of double-digit growth.
For the period ended March 31, Local Media Group operating profit was $69 million, more than double the $32 million earned in the year-ago period. Revenues were $244 million, up nearly 20 percent from the year-ago period.
Our mix of network affiliations and markets is helping our results. Another factor in our success is continued growth in our strong connection to the local consumer. During the most recent February ratings period:

•	Late news viewership increased sharply at our stations in the Atlanta, Phoenix, Portland and Las Vegas markets.

•	Our CBS affiliate in Hartford continued to lead that market, finishing first in every news time period.

•	Morning news viewership grew by more than 25 percent in both Atlanta and Kansas City.
Better, our daily lifestyle program produced by Meredith Video Studios, launched in Boston during the fiscal third quarter. The show now airs in eight of the nation's top 10 markets. In total, Better reaches 70 percent of U.S. television households across more than 90 markets.

Also, Meredith Video Studios recently reached an agreement with Premier Retail Networks to create custom video content that PRN will distribute to millions of shoppers in more than 4,500 retail and supermarket locations across the country.

On March 28, Meredith's CBS Atlanta (WGCL-TV) began managing the day-to-day operations of Turner Broadcasting System, Inc.'s Peachtree TV (WPCH-TV) in the rapidly growing Atlanta market. This strategic partnership provides us with access to a larger share of the growing Atlanta advertising marketplace because of Peachtree's younger viewership; strong lineup of sports programming; and increased inventory in both access and prime-time dayparts. Additionally, it raises our overall profile in Atlanta, the No. 8 television market in the country.

NATIONAL MEDIA GROUP
Now turning to our National Media Group, fiscal 2011 third quarter operating profit was $48 million, compared to $51 million generated a year ago. Revenues were down 5 percent. However, we also reduced operating expenses 5 percent, resulting in a strong operating margin of 18 percent. As I mentioned earlier, advertising revenues in both print and online declined in the third quarter, although we drove higher average rates per page in magazine advertising.
For the first nine months of fiscal 2011, National Media Group operating profit was $128 million, up 6 percent from the $121 million earned in the year-ago period before special items.
Our 360-degree advertising sales capabilities, where we aggregate the scale audiences we have built across multiple media platforms, continue to provide Meredith with a competitive advantage in the marketplace. Over the last two years, we've nearly tripled revenues from these programs that incorporate more than one media platform. Programs launched during the quarter included initiatives for Eucerin, Mary Kay and Colgate.
In addition to strengthening our relationship with advertisers and sponsors, these programs reinforce our ties to individual consumers. During the third quarter of fiscal 2011, our consumer audience continued to grow and strengthen.

•	Readership for our measured magazines increased 2 percent over the year-ago period to 111 million, according to the most recent data from Mediamark Research and Intelligence.

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Our National Media websites delivered 22 million monthly unique visitors and more than 250 million monthly page views. Better Homes and Gardens and Parents are now among the strongest magazine brands on popular social networking sites such as Facebook and Twitter. We're generating more than 5 percent of our total Web traffic from social media. Our mobile websites for Better Homes and Gardens, Parents and Fitness that we launched last summer also continue to grow in popularity.

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During the quarter we launched interactive iPad editions of our Better Homes and Gardens, Parents and Fitness brands. We also launched tablet versions of many of our other brands, including selected Special Interest Media titles, Successful Farming, Siempre Mujer and Wood during the quarter. These new products are generating positive user feedback, and positioning us well for this new digital platform going forward.

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Finally, our branded presence at retail continues to grow, led by continued expansion of the Better Homes and Gardens-branded line of home products sold at Walmart stores across the country and in Canada. The program now includes approximately 3,000 SKUs, up from about 2,000 in the year-ago quarter.

Turning to circulation, total circulation revenues declined due to previously announced magazine rate base changes, and the repositioning of our Special Interest Media business. As an example, we published 26 Special Interest Media issues in the third quarter of this year, versus 41 in the year-ago period.
We doubled the number of online subscription orders year-over-year for our magazine titles in the third quarter of fiscal 2011. This is an important initiative because digital subscription orders are more profitable, and they also give us a better opportunity to cross-and up-sell our products when compared to traditional direct marketing methods.
Meredith Integrated Marketing revenues grew 8 percent, reflecting ongoing success at executing cross-platform programs incorporating capabilities such as content development, customer relationship management, digital, mobile and social marketing. During the quarter, we executed a significant expansion of our work with Lowe's, and renewed major CRM contracts with Kraft and Chrysler as well.

To summarize the National Media Group discussion this morning, while it was a difficult quarter for certain categories of both print and digital advertising, we are seeing declines moderate as we move into our fourth quarter. We continue to grow our consumer connection, and deliver the messages of our advertising and marketing clients across multiple platforms. We continue to aggressively develop businesses that are not dependent on advertising, and we are aggressively managing our expenses.

Now I will turn the discussion over to Joe Ceryanec, our CFO, for a financial update and our outlook and then we'll be happy to answer any questions you might have.

JOE CERYANEC
Thanks Steve and good morning.
As Steve mentioned, for the fiscal year to date, earnings per share were $2.12, which is up 37 percent from the prior-year period, or 39 percent before special items. For the first nine months, our revenue growth and control of expenses delivered an increase in our operating profit margin of nearly 400 basis points to more than 16 percent.
For the first nine months of the fiscal year, we've also:

•	Reduced our debt by $75 million, or 25 percent of our total. On March 31, our debt stood at $225 million. Our debt-to-EBITDA ratio was less than 1 to 1.

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We increased our dividend to shareholders by 11 percent. That means we've paid dividends for 64 consecutive years, and we've raised it for the last 18 years straight. That includes raising it through the recession when many other companies were cutting or eliminating dividends altogether.

•	And we've invested in new initiatives such as the launch of tablet and mobile platforms for our key brands.

As we've been messaging for some time now, we look to balance our cash uses between re-investment in our business and return to our shareholders. Historically, we've maintained this balance, and we expect to continue the same mix in the future.
So far in fiscal 2011, we've invested approximately $60 million in our business. This includes cap-ex of about $20 million, as well as $40 million in acquisitions for The Hyperfactory and Real Girls Media, as well as the final contingent payments for New Media Strategies and Genex.
Also in fiscal 2011, we've returned more than $40 million to shareholders through dividends and share buybacks. We repurchased approximately 110,000 shares in the quarter as part of our share repurchase program. For the first nine months of fiscal 2011, we've repurchased about 300,000 shares, leaving 1 million shares under authorization. We'll revisit that authorization as needed.
We continue to search for acquisitions that will meaningfully grow our business, and in the meantime we will continue to return capital to our shareholders and pay down debt.

OUTLOOK
Now turning to our outlook for the fourth quarter and full fiscal year.
Looking to the remainder of fiscal 2011, we expect fiscal 2011 full-year earnings per share to range from $2.72 to $2.78. This range represents an increase of approximately 20 percent over fiscal 2010 results. It's also at the upper end of the guidance range we provided on our last earnings call. The mid-point of our current guidance is at the high point of the original $2.40 to $2.75 range we provided at the start of the fiscal year. Clearly, we expect to perform at the top end of our initial projections for the year.
Looking specifically at the fourth quarter of fiscal 2011:

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National Media Group advertising is expected to finish the quarter down in the mid-single digit range compared to the prior-year period. I'll remind you we currently have two of three magazine issues closed.

•	Local Media Group non-political advertising revenue, with nine weeks remaining in the quarter, is currently pacing up in the mid-single digit range compared to the prior-year period.

•	Additionally, the Local Media Group will be cycling against $4 million in net political advertising that we recorded in the fourth quarter of fiscal 2010.

•	We currently expect fiscal 2011 fourth quarter earnings per share to range from $0.60 to $0.66.

CONCLUSION
To conclude our prepared remarks, we continue to make progress toward our Vision 2013 goal of regaining and surpassing the performance we achieved prior to the recession, and we remain committed to building shareholder value over time.
Now we'd be happy to answer your questions.